Exhibit 10.1
AWARD AGREEMENT
CST Brands, Inc. Amended and Restated 2013 Omnibus Stock and Incentive Plan

Non-Employee Director Restricted Stock Award

This Award Agreement (this “Agreement”) is between CST Brands, Inc., a Delaware corporation (“Company”), and //, a Non-Employee Director of the Company or one of its affiliates (“Participant”), who agree as follows:
1.                 Introduction.  Pursuant to the CST Brands, Inc. Amended and Restated 2013 Omnibus Stock and Incentive Plan (as amended, effective June 4, 2014, and as may be further amended from time to time, the “Plan”), on // (“Date of Grant”), Participant was awarded /$AwardsGranted$/ shares of Common Stock of the Company under the Plan as Restricted Stock (as defined in the Plan).  The parties hereby enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Stock.
2.                 The Plan, Restrictions, Vesting.  The Plan is incorporated herein by reference for all purposes, and Participant hereby agrees to the terms and conditions stated therein applicable to the Restricted Stock and the rights and powers of Company and the Committee as provided therein.  In addition, Participant agrees as follows:
(a)               Non-Transferrable.  Except to the extent otherwise provided in the Plan or this Agreement, the shares of Restricted Stock issued to Participant under the Plan may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated at any time prior to vesting.
(b)              Vesting.  Except to the extent otherwise provided in Section 2(c), Participant’s rights to and interest in the shares of Restricted Stock shall vest and accrue to Participant on the first anniversary of the Date of Grant, provided Participant has continually remained a Non-Employee Director through such date.
(c)               Termination of Service.  Except as otherwise provided below following a Change of Control, if Participant’s service as a Non-Employee Director is voluntarily terminated by the Participant, is removed by the Company in accordance with the Company's Bylaws, then the shares of Restricted Stock that remain unvested shall automatically lapse and be forfeited at the close of business on the date of Participant’s termination of service, except for as follows:

                                                                (i)                       Death, Disability or Retirement.  If Participant’s service as a Non-Employee Director is terminated because of retirement, death or Disability, the shares of Restricted Stock that remain unvested shall remain outstanding and vest according to the schedule set forth in Section 2(b) as if Participant continually remained a Non-Employee Director through such date;
                                                              (ii)                       Termination in Connection with a Change of Control.  If (A) the Award remains outstanding, or is otherwise assumed or replaced by a surviving or successor corporation following a Change of Control with a substantially similar award (a “Replacement Award”) and (B) Participant’s service as a Non-Employee Director is involuntarily terminated by the Company other than for Cause upon, or within two years following, the effective date of such Change of Control, the shares of Restricted Stock that remain unvested shall remain outstanding and vest according to the schedule set forth in Section 2(b)as if Participant continually remained a Non-Employee Director through such date; and
                                                            (iii)                       Termination in Connection with Failure to Nominate. If Participant’s service as a Non-Employee Director is terminated because the Board fails to re-nominate such Participant to serve as a Non-Employee Director on the Board, the Restricted Stock Units that remain unvested shall remain outstanding and vest according to the schedule set forth in Section 2(b) as if Participant continually remained a Non-Employee Director until the first anniversary of the Date of Grant.
(d)              Book Entry Shares.  Participant agrees that in lieu of certificates representing Participant’s shares of Restricted Stock, the Restricted Stock and any shares issuable in connection with their vesting may be issued in uncertificated form pursuant to the Direct Registration System of Company’s stock transfer agent.
(e)               Restructuring or Reorganization.  If, as the result of a stock split, stock dividend, combination of shares or any other change, including an exchange of securities for any reason, the Participant shall be entitled to new or additional or different shares of stock or securities, such stock or securities shall be subject to the terms and conditions of the Plan and this Agreement.
3.                 Change of Control.  In addition to the rights provided under Section 2(c)(ii), unless otherwise specifically prohibited under applicable law, or by the rules of any governmental agency or authority or national securities exchange on which any shares of Company’s capital stock are then listed or traded, the Committee may, in its sole discretion, at any time prior to, coincident with, or after the time of a Change of Control, take one of the following actions:

(a)               provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting of the shares of Restricted Stock if Participant’s service as a Non-Employee Director has been terminated as a result of a Change of Control so that the shares of Restricted Stock may be vested in full on or before a date fixed by the Committee;
(b)              provide for the purchase of the outstanding shares of Restricted Stock from Participant if Participant’s service as a Non-Employee Director has been terminated from and after a Change of Control, upon Participant’s request, for an amount of cash equal to the amount that would have been obtained upon the vesting of all the shares of Restricted Stock; or
(c)               cause the Award of the shares of Restricted Stock to be assumed or a Replacement Award issued therefor, by the surviving corporation in such Change of Control.
4.                 Limitation.  Participant shall have no rights with respect to any shares of Restricted Stock not expressly conferred by the Plan or this Agreement.
5.                 83(b) Election.  Participant understands that Participant should consult with Participant’s tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code, with respect to the shares of Restricted Stock subject to this Agreement.  This election must be filed no later than 30 days after the Date of Grant.  This time period cannot be extended.  Participant acknowledges (1) that Participant has been advised to consult with a tax advisor regarding the tax consequences to Participant of the receipt of the shares of Restricted Stock and (2) that timely filing of an election under section 83(b) of the Code is Participant’s sole responsibility, even if Participant requests the Company or its representative to file such election on Participant’s behalf.
6.                 Miscellaneous.  All capitalized terms contained in this Agreement shall have the definitions set forth in the Plan unless otherwise defined herein.  This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives and successors.
7.                 Code Section 409A.  This Agreement and the Award evidenced hereby are intended to be exempt from, or otherwise comply with, Section 409A of the Code and the regulations promulgated thereunder in all respects and shall be interpreted and administered in such a manner.  If necessary in order to ensure such exemption or compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.  In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

8.                 Definitions. For the purposes of this Agreement, the following terms shall have the meanings as indicated:
            “Cause” means (i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a written  demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude.  For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless done, or omitted to be done, by Participant without reasonable belief that Participant’s action or omission was in the best interests of the Company and was lawful.  With respect to the above definition of “cause”, no act or conduct by Participant will constitute “cause” if Participant acted: (i) in accordance with the instructions or advice of counsel representing the Company, or (ii) as required by legal process.
            “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)         Acquisition of Stock by Third Party.  Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;
(ii)        Change in Board.  During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a Person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii)       Corporate Transactions.  The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;
(iv)   Liquidation.  The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(v)        Other Events.  There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Act (as defined below), whether or not the Company is then subject to such reporting requirement.
            “Disability” means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
            “Person” means a person (as such term is used in Rule 13d-5 of the SEC promulgated under the Exchange Act), or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder)).
 By your signature and the Company’s signature below, you and the Company agree that the Restricted Stock referenced above is granted under and governed by the terms and conditions of this Agreement and the Plan (as may be amended) attached hereto, all of which are made a part of this Agreement.

CST BRANDS, INC.

By: ____________________________________	___________________________________
Kimberly S. Lubel Chief Executive Officer and President	Date
Accepted: ______________________________________	___________________________________
Participant: [___________________]	Date